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                                                             Exhibit 26(c)(i)(c)


                         AMENDMENT NO. 8 AND NOVATION TO
                              AMENDED AND RESTATED
                        PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated May 1, 2007, to the Amended and Restated Principal Underwriting Agreement, dated as of May 1, 2002, by and between AFSG Securities Corporation ("AFSG") and Transamerica Life Insurance Company ("Transamerica") (the "Agreement").

WHEREAS, effective May 1, 2007, all underwriting and primary distribution activities for variable life insurance and annuity contracts ("Contracts") and the separate investment accounts ("Account") issued by Transamerica have been assigned to Transamerica Capital, Inc. ("TCI"), located at 4333 Edgewood Road N.E. Cedar Rapids, IA 52499.

WHEREAS, effective May 1, 2007, there is a novation of parties to the Agreement, whereby AFSG is replaced by affiliate TCI.

WHEREAS, effective May 1, 2007, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG, TCI and Transamerica (the "parties"), intending to be legally bound, hereby agree as follows:

1. Agreement Remains Effective. Unless expressly modified by this Amendment and Novation, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2. References to AFSG. All references to AFSG throughout the Agreement shall be changed to TCI to reflect the Novation herein.

3. Entire Agreement and Modification. This Amendment and Novation and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

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IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment and Novation on the dates indicated.

TRANSAMERICA CAPITAL, INC.              TRANSAMERICA LIFE INSURANCE COMPANY


By:                                     By:
    ---------------------------------       ------------------------------------
    Rob Frederick                           Darin D. Smith
Title: Executive Vice President         Title: Vice President
       and Chief Operating Officer


AFSG SECURITIES CORPORATION


By:
    ---------------------------------
    Lisa A. Wachendorf
Title: Vice President and
       Chief Compliance Officer

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                                    EXHIBIT A

                                SEPARATE ACCOUNTS

1.   Separate Account VA A

2.   Separate Account VA B

3.   Separate Account VA C

4.   Separate Account VA D

5.   Separate Account VA E

6.   Separate Account VA F

7.   Separate Account VA I

8.   Separate Account VA J

9.   Separate Account VA K

10.  Separate Account VA L

11.  Separate Account VA P

12.  Retirement Builder Variable Annuity Account

13.  Separate Account VL A

14.  Separate Account VUL A

15.  Transamerica Corporate Separate Account Sixteen

16.  PFL Corporate Account One

17.  PFL Corporate Separate Account Four

18.  PFL Corporate Account Three

19.  TA PPVUL 1

20.  Separate Account VA Q

21.  Separate Account VA R

22.  Separate Account VA S

23.  Separate Account VA W

24.  Separate Account VA X

25.  Separate Account VA-1

26.  Separate Account VA-6

27.  Separate Account VA-7

28.  Separate Account VA-8

29.  Separate Account VA Y

30.  Separate Account VA Z